Exhibit 2.1

Amendment no. 3 to Share Purchase Agreement
dated October 22, 2019, 2 a.m. Swiss time
by and between
Liberty Global CE Holding BV Boeingavenue 53, NL-1119PE Schiphol Rijk The Netherlands	(hereinafter the Seller)
and
Liberty Global plc Griffin House, 161 Hammersmith Road, London W6 8BS United Kingdom	(hereinafter the Guarantor)
and
Sunrise Communications Group AG Thurgauerstrasse 101B, 8152 Glattpark (Opfikon) Switzerland	(hereinafter the Buyer)
(each a Party, and together the Parties)

Whereas

A.
On February 27, 2019, the Parties entered into a Share Purchase Agreement regarding the sale and purchase of all Shares of Liberty Global Europe Financing BV (as amended on July 25, and September 29, 2019, the SPA).

B.	On October 14, 2019, the Guarantor and the Buyer entered into a Conditional Rights Purchase Agreement (the CRPA).

C.
Under Section 5.7.3(a)(i) of the SPA, the Buyer is required to hold an EGM to vote on the Capital Increase (all as defined in the SPA) no later than 30 calendar days after receipt of the Required Clearances, which themselves had been announced on September 26, 2019. Such EGM is scheduled to be held on October 23, 2019.

D.	Section 3.3(b)(iii) of the SPA provides that each of the Buyer and the Seller have the right to terminate the SPA if the EGM does not approve the Capital Increase.

E.
In the light of the fact that, according to the Buyer, it is all but certain a majority of shareholders of the Buyer will vote against the Capital Increase at the EGM, the Parties wish to amend the SPA in accordance with this agreement (the Amendment no. 3).

Now, therefore the Parties hereto agree as follows:

1.	Definitions
Unless otherwise defined in this Amendment no. 3, capitalized terms used herein shall have the meanings ascribed to them in the SPA.

2.	Amendments to the SPA

(a)	The Seller hereby consents to the cancellation of the EGM scheduled for October 23, 2019.

(b)	A new Section 3.3(bbis) shall be inserted into the SPA as follows:
"The Seller shall have the right to terminate this Agreement at any time with immediate effect by giving written notice to the Buyer, except where the Seller has given notice to the Buyer to convene the EGM pursuant to clause 5.7.3(a)(i)."

(c)	A new Section 3.3(bter) shall be inserted into the SPA as follows:
"The Buyer shall have the right to terminate this Agreement at any time with immediate effect by giving written notice to the Seller after November 11, 2019, except where the Seller has given notice to the Buyer to convene the EGM pursuant to clause 5.7.3(a)(i)."

(d)	The first sentence of Section 3.3(h) of the SPA shall be replaced in its entirety by the following sentence:
"Subject to Section 3.3(i) below, the Buyer shall pay to the Seller a contractual penalty (Konventionalstrafe) of CHF 50 (fifty) million (the "Break Fee") if this Agreement is terminated by the Seller or, where permissible, by the Buyer, in accordance with Section 3.3(b), Section 3.3(bbis), Section 3.3(bter) or Section 3.3(e)."

(e)	Section 5.7.3(a)(i) of the SPA shall be replaced in its entirety by the following clause:
"convene an extraordinary general meeting of its shareholders (the "EGM") to be held no later than 30 calendar days after receipt of a written request of the Seller to convene the EGM; and"

(f)
The Parties acknowledge and agree that if an EGM convened in accordance with Section 5.7.3(a)(i) of the SPA (as amended above) does not approve the Capital Increase, Section 3.3(b)(iii) of the SPA will apply and a Break Fee will become payable in case of a termination of the SPA.

(g)	Subclause (ii) of Section 10.8(a) of the SPA shall be replaced in its entirety by the following clause:

"… (ii) in relation to the Target Group, its business and affairs, provided that subclause (ii) shall only apply to the Buyer and the Buyer's Affiliates."

(h)	All other provisions of the SPA shall remain unchanged.

3.	Termination of CRPA
The Parties hereby terminate the CRPA with immediate effect, except that the waiver of the standstill provision set forth in Section 8.3 of the SPA shall continue to be effective among the Parties.

4.	General Provisions, Applicable Law and Dispute Resolution

(a)	Section 10 of the SPA shall apply to this Amendment no. 3 mutatis mutandis.

(b)	Section 11 of the SPA shall apply to this Amendment no. 3.
[next page is signature page]

In witness whereof, the Parties have executed this Amendment no. 3 on the date first above written.

The Seller Liberty Global CE Holding BV
Authorized Signatory
Name: Title:

The Guarantor Liberty Global plc
Authorized Signatory
Name: Title:

The Buyer Sunrise Communications Group AG
Authorized Signatory	Authorized Signatory
Name: Title:	Name: Title: